Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-126811 April 30, 2007

iPathSM GBP/USD Exchange Rate ETN

Exposure to the Currency Exchange Rate / Not Principal Protected

At maturity, you will receive a return equal to the performance of the British pound / U.S. dollar exchange rate, over the period less the investor fee. A more detailed description is available in the Prospectus. The Securities are not principal protected. Your investment in the Securities could decrease in value.

You may obtain a copy of the preliminary pricing supplement dated April 27, 2007, and accompanying prospectus dated September 21, 2005 and prospectus supplement dated November 1, 2006 at:

http://www.sec.gov/Archives/edgar/data/312070/000119312507094127/d424b3.htm.

Issuer	Barclays Bank PLC

Issuer Rating	AA by S&P and Aa1 by Moody’s

Initial Issue Size	$[250,000,000]

Number of Securities	[Five million]

Principal Amount per Security	$50

Inception Date (or Pricing Date)	May 8, 2007

Listing Date	May 9, 2007

Issue/Settlement Date	May 11, 2007

Final Valuation Date	May 7, 2037

Maturity Date	May 14, 2037

Listing	We intend to apply to list the Securities on the New York Stock Exchange under the symbol “GBB”.

Index	The British pound / U.S. dollar exchange rate (the “GBP/USD exchange rate” or the “Index”), expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one British pound in the interbank market for settlement in two days, as reported each day shortly after 10:00 a.m. on Reuters page 1FED or any successor page.

Early Redemption Provision	Subject to notification requirements, you will have the right to redeem a minimum of 50,000 Securities on any redemption date for an amount of cash equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

Valuation Dates	Every Thursday from May 17, 2007 to May 7, 2037 inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

Redemption Dates	The third business day after each valuation date (other than the final valuation date).

Payment at Maturity	At maturity, you will receive a cash payment equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Index Factor	The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

Currency Component	The currency component on any given day will be equal to the GBP/USD exchange rate on that day (or, if such day is not a trading day, the GBP/USD exchange rate on the immediately preceding trading day) divided by the GBP/USD exchange rate on the inception date (or pricing date).

Accumulation Component	The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date (or pricing date) will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

Deposit Rate	The deposit rate on any given day will be equal to the Sterling Overnight Index Average, as reported on Reuters page SONIA or any successor page on the immediately preceding business day (the “SONIA”), minus 0.25%.

Daycount Fraction	The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

Investor Fee	The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date (or pricing date) will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Trading Day	A trading day is a day on which (i) the GBP/USD exchange rate is reported on Reuters page 1FED or any successor page, (ii) trading is generally conducted on the New York Stock Exchange and (iii) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	06739F176

ISIN	XS0295373053

Periodic Interest	None

Business Days	London and New York

Business Day Convention	Modified Following

Calculation Agent	Barclays Bank PLC

Patent Pending

Disclaimers

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

This material is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4478-iP-0407